Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Full Year 2025 Results

LAS VEGAS, February 10, 2026 (PRNewswire)—Red Rock Resorts, Inc. (“Red Rock Resorts,” “we” or the “Company”) (NASDAQ: RRR) today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter Results

Consolidated Operations

•	Net revenues were $511.8 million for the fourth quarter of 2025, an increase of 3.2%, or $16.1 million, from $495.7 million in the same period of 2024.

•	Net income was $84.6 million for the fourth quarter of 2025, a decrease of 3.5%, or $3.1 million, from $87.7 million in the same period of 2024.

•	Adjusted EBITDA(1) was $213.3 million for the fourth quarter of 2025, an increase of 5.4%, or $10.9 million, from $202.4 million in the same period of 2024.

Las Vegas Operations

•	Net revenues from Las Vegas operations were $505.0 million for the fourth quarter of 2025, an increase of 2.5%, or $12.4 million, from $492.6 million in the same period of 2024.

•	Adjusted EBITDA from Las Vegas operations was $231.1 million for the fourth quarter of 2025, an increase of 3.2%, or $7.2 million, from $223.9 million in the same period of 2024.

Native American

•	Net revenues and Adjusted EBITDA from Native American activities were $3.7 million for the fourth quarter of 2025, representing revenue related to development fees.

Full Year Results

Consolidated Operations

•	Net revenues were $2.01 billion in 2025, an increase of 3.7%, or $72.5 million, from $1.94 billion in 2024.

•	Net income was $355.7 million in 2025, an increase of 22.1%, or $64.4 million, from $291.3 million in 2024.

•	Adjusted EBITDA was $848.6 million in 2025, an increase of 6.6%, or $52.7 million, from $795.9 million in 2024.

Las Vegas Operations

•	Net revenues from Las Vegas operations were $1.98 billion in 2025, an increase of 2.9%, or $55.7 million, from $1.93 billion in 2024.

•	Adjusted EBITDA from Las Vegas operations was $915.9 million in 2025, an increase of 4.2%, or $36.5 million, from $879.4 million in 2024.

Native American

•	Net revenues and Adjusted EBITDA from Native American activities were $17.6 million in 2025, representing revenue related to development fees.

Balance Sheet Highlights

The Company’s cash and cash equivalents at December 31, 2025 were $142.5 million and total principal amount of debt outstanding at the end of the fourth quarter was $3.4 billion.

Quarterly Dividend

The Company’s Board of Directors has declared a cash dividend of $0.26 per Class A common share for the first quarter of 2026. The dividend will be payable on March 31, 2026 to all stockholders of record as of the close of business on March 16, 2026.

Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.26 per unit for a total distribution of approximately $28.9 million, approximately $16.9 million of which is expected to be distributed to the Company and approximately $12.0 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Special Dividend

The Company’s Board of Directors has declared a special dividend of $1.00 per Class A common share. The dividend will be payable on February 27, 2026 to all stockholders of record as of the close of business on February 20, 2026.

Prior to the payment of such dividend, Station Holdco will make a cash distribution to all unit holders of record, including the Company, of $1.00 per unit for a total distribution of approximately $111.0 million, approximately $65.1 million of which is expected to be distributed to the Company and approximately $45.9 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 4242029. A replay of the call will be available from today through February 17, 2026 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA for the years ended December 31, 2025 and 2024 includes net income plus depreciation and amortization, share-based compensation, write-downs and other, net (including gains and losses on asset disposals, preopening and development, business innovation and technology enhancements and non-routine items), interest expense, net, change in fair value of derivative instruments, loss on extinguishment/modification of debt, gain on Native American development and provision for income tax.

Company Information and Forward Looking Statements

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming, hospitality and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include hotels as well as various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Durango Resort & Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem, Wildfire Lake Mead, Wildfire on Fremont and Seventy Six by Station Casinos (North Lamb, Aliante & Union Village). Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward-looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the impact of rising inflation, higher interest rates and increased energy costs on consumer demand and the Company’s business, financial results and liquidity; the impact of unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, pandemics, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

Investors:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

Media:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693

Red Rock Resorts, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating revenues:
Casino	$342,998	$326,541	$1,340,529	$1,277,249
Food and beverage	93,255	92,065	362,424	360,388
Room	47,203	52,322	190,128	200,517
Development fees	3,730	—	17,632	—
Other	24,591	24,767	100,770	100,857

Net revenues	511,777	495,695	2,011,483	1,939,011

Operating costs and expenses:
Casino	95,125	93,634	361,663	354,597
Food and beverage	76,990	75,590	299,634	295,193
Room	16,197	16,320	63,684	63,768
Other	7,551	7,629	31,327	30,669
Selling, general and administrative	111,729	107,112	441,324	432,276
Depreciation and amortization	52,110	48,164	197,405	187,112
Write-downs and other, net	8,513	4,956	19,019	6,705

	368,215	353,405	1,414,056	1,370,320

Operating income	143,562	142,290	597,427	568,691
Earnings from joint ventures	629	454	2,606	2,447

Operating income and earnings from joint ventures	144,191	142,744	600,033	571,138

Other (expense) income:
Interest expense, net	(49,648)	(56,171)	(201,876)	(228,804)
Loss on extinguishment/modification of debt	(25)	—	(25)	(14,402)
Change in fair value of derivative instruments	1,365	11,945	(4,288)	274
Gain on Native American development	—	—	8,476	—

Income before income tax	95,883	98,518	402,320	328,206
Provision for income tax	(11,296)	(10,796)	(46,650)	(36,914)

Net income	84,587	87,722	355,670	291,292
Less: net income attributable to noncontrolling interests	39,928	41,134	167,604	137,241

Net income attributable to Red Rock Resorts, Inc.	$44,659	$46,588	$188,066	$154,051

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.76	$0.79	$3.19	$2.61
Earnings per share of Class A common stock, diluted	$0.75	$0.76	$3.12	$2.53
Weighted-average common shares outstanding:
Basic	58,680	59,136	58,964	59,025
Diluted	101,626	103,536	102,595	103,666
Dividends declared per common share	$0.26	$0.25	$2.01	$2.00

Red Rock Resorts, Inc.

Segment Information and Reconciliation of Net Income to Adjusted EBITDA

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net revenues
Las Vegas operations	$504,991	$492,638	$1,981,782	$1,926,128
Native American	3,730	—	17,632	—

Reportable segment net revenues	508,721	492,638	1,999,414	1,926,128
Corporate and other	3,056	3,057	12,069	12,883

Net revenues	$511,777	$495,695	$2,011,483	$1,939,011

Net income	$84,587	$87,722	$355,670	$291,292
Adjustments
Depreciation and amortization	52,110	48,164	197,405	187,112
Share-based compensation	8,470	6,534	32,134	30,945
Write-downs and other, net	8,513	4,956	19,019	6,705
Interest expense, net	49,648	56,171	201,876	228,804
Loss on extinguishment/modification of debt	25	—	25	14,402
Change in fair value of derivative instruments	(1,365)	(11,945)	4,288	(274)
Gain on Native American development	—	—	(8,476)	—
Provision for income tax	11,296	10,796	46,650	36,914

Adjusted EBITDA	$213,284	$202,398	$848,591	$795,900

Adjusted EBITDA
Las Vegas operations	$231,133	$223,897	$915,884	$879,360
Native American	3,730	—	17,632	—

Reportable segment Adjusted EBITDA	234,863	223,897	933,516	879,360
Corporate and other	(21,579)	(21,499)	(84,925)	(83,460)

Adjusted EBITDA	$213,284	$202,398	$848,591	$795,900